Exhibit 99.2

HUNTINGTON BANCSHARES

2012 THIRD QUARTER PERFORMANCE DISCUSSION

Date: October 18, 2012

The following provides detailed earnings performance discussion that complements the summary review contained in Huntington Bancshares Incorporated’s (NASDAQ: HBAN) 2012 Third Quarter Earnings Press Release, which can be found at:

http://www.investquest.com/iq/h/hban/ne/news/

Table 1 – Earnings Performance Summary

	2012			2011
	Third	Second	First	Fourth	Third	Change %
(in millions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Net interest income	$430.3	$429.0	$417.2	$415.0	$406.5	0%	6%
Provision for credit losses	37.0	36.5	34.4	45.3	43.6	1	(15)
Noninterest income	261.1	253.8	285.3	229.4	258.6	3	1
Noninterest expense	458.3	444.3	462.7	430.3	439.1	3	4

Income before income taxes	196.1	202.0	205.4	168.8	182.3	(3)	8
Provison for income taxes	28.3	49.3	52.2	42.0	38.9	(43)	(27)

Net income	167.8	152.7	153.3	126.9	143.4	10	17

Dividends on preferred shares	8.0	8.0	8.0	7.7	7.7	(0)	4

Net income applicable to common shares	$159.8	$144.7	$145.2	$119.2	$135.7	10%	18%

Net income per common share-diluted	$0.19	$0.17	$0.17	$0.14	$0.16	12%	19%

Revenue—fully-taxable equivalent (FTE)
Net interest income	$430.3	$429.0	$417.2	$415.0	$406.5	0%	6%
FTE adjustment	5.3	5.7	3.9	3.5	3.7	(9)	44

Net interest income—FTE	435.6	434.7	421.1	418.5	410.1	0	6
Noninterest income	261.1	253.8	285.3	229.4	258.6	3	1

Total revenue—FTE	$696.6	$688.5	$706.5	$647.9	$668.7	1%	4%

Significant Items Influencing Financial Performance Comparisons

From time-to-time, revenue, expenses, or taxes are impacted by items we judge to be outside of ordinary banking activities and/or by items that, while they may be associated with ordinary banking activities, are so unusually large that we believe their outsized impact at that time to be infrequent or short term in nature. We believe the disclosure of such “Significant Items”, when appropriate, aids analysts/investors in better understanding corporate performance trends. (See Significant Items under the Basis of Presentation for a full discussion.)

Table 2 highlights the Significant Items impacting reported results for the current quarter, as there were no significant items in the prior and year ago quarters:

Table 2 – Significant Items Influencing Earnings Performance Comparisons

Three Months Ended	Impact
(in millions, except per share)	Amount (1)	EPS (2)
September 30, 2012 – net income	$167.8	$0.19
• State deferred tax valuation allowance benefit	19.5	0.02

June 30, 2012 – net income	$152.7	$0.17

September 30, 2011 – net income	$143.4	$0.16

(1)	Favorable (unfavorable) impact on net income; after-tax unless otherwise noted
(2)	After-tax; EPS reflected on a fully diluted basis

Net Interest Income, Net Interest Margin, and Average Balance Sheet

Fully-taxable equivalent net interest income increased $0.8 million, or less than 1%, from the 2012 second quarter. This reflected the benefit of a $0.3 billion, or 1% (2% annualized), increase in average earning assets partially offset by a 4 basis point decrease in the fully-taxable equivalent net interest margin (NIM) to 3.38%. The increase in average earnings assets reflected a $1.4 billion increase in average loans held for sale and a $0.2 billon, 6% annualized, increase in average commercial and industrial loans partially offset by the $0.9 billion decrease in average automobile loans, reflecting the prior quarter’s reclassification of $1.3 billion of automobile loans into held for sale, and a $0.4 billion decrease in commercial real estate loans. The primary items impacting the decrease in the NIM were:

•	6 basis point negative impact from the mix and yield of loans.

•	4 basis point negative impact from other earning assets and asset/liability management.

Partially offset by:

•	6 basis point positive impact from the reduction in total funding costs.

Table 3 – Average Loans and Leases

	2012			2011
	Third	Second	First	Fourth	Third	Change %
(in billions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Average Loans and Leases
Commercial and industrial	$16.3	$16.1	$14.8	$14.2	$13.7	2%	20%
Commercial real estate	5.7	6.1	5.9	6.0	6.1	(6)	(6)

Total commercial	22.1	22.2	20.7	20.2	19.8	(0)	12

Automobile	4.1	5.0	4.6	5.6	6.2	(18)	(35)
Home equity	8.4	8.3	8.2	8.1	8.0	1	5
Residential mortgage	5.2	5.3	5.2	5.0	4.8	(1)	8
Other consumer	0.4	0.5	0.5	0.5	0.5	(4)	(15)

Total consumer	18.1	19.0	18.5	19.3	19.5	(5)	(8)

Total loans and leases	$40.1	$41.2	$39.1	$39.5	$39.3	(3)%	2%

Average total loans and leases decreased $1.1 billion, or 3% (10% annualized), from the 2012 second quarter, primarily reflecting:

•

$0.9 billion, or 18% (74% annualized), decrease in average automobile loans. The decline reflected the reclassification of $1.3 billion of automobile loans to loans held for sale at the end of the prior quarter in anticipation of another securitization and sale in the second half of 2012. Automobile loan originations remained strong during the third quarter, exceeding $1.0 billion for the second consecutive quarter.

•

$0.4 billion, or 6% (23% annualized), decrease in average Commercial Real Estate (CRE) loans. This reflected continued runoff of the noncore portfolio as well as a reduction in the core portfolio due to lower levels of new loan production.

Partially offset by:

•

$0.2 billion, or 2% (6% annualized), growth in average total Commercial and Industrial (C&I) loans. This reflected the continued growth across multiple business lines including middle market and equipment finance, although there was a relative slowing of growth late in the quarter as customers expressed increased concerns, in the near term, around the US economy as we approach the election and scheduled impacts of the Budget Control Act of 2011.

Compared to the year ago quarter, growth in average loans primarily reflected $2.6 billion of C&I loan growth, and two strategic decisions: the resumption of securitization activity and the acquisition of Fidelity Bank.

Table 4 – Average Deposits

	2012			2011
	Third	Second	First	Fourth	Third	Change %
(in billions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Average Deposits
Demand deposits—noninterest bearing	$12.3	$12.1	$11.3	$10.7	$8.7	2%	41%
Demand deposits—interest bearing	5.8	5.9	5.6	5.6	5.6	(2)	4

Total demand deposits	18.1	18.0	16.9	16.3	14.3	1	27
Money market deposits	14.5	13.2	13.1	13.6	13.3	10	9
Savings and other domestic deposits	5.0	5.0	4.8	4.7	4.8	(0)	5
Core certificates of deposit	6.1	6.6	6.5	6.8	7.6	(7)	(19)

Total core deposits	43.8	42.8	41.4	41.4	40.0	2	10
Other domestic deposits of $ 250,000 or more	0.3	0.3	0.3	0.4	0.4	1	(22)
Brokered deposits and negotiable CDs	1.9	1.4	1.3	1.4	1.5	32	23
Other deposits	0.4	0.4	0.4	0.4	0.4	(0)	(11)

Total deposits	$46.3	$44.9	$43.5	$43.6	$42.3	3%	10%

Average total core deposits increased $1.0 billion, or 2% (9% annualized), from the 2012 second quarter primarily reflecting:

•	$1.3 billion, or 10% (40% annualized), increase in money market deposits.

•	$0.3 billion, or 2% (9% annualized), increase in average noninterest bearing demand deposits.

Partially offset by:

•	$0.5 billion, or 7% (29% annualized), decrease in average core certificates of deposit.

Compared to the year ago quarter, growth in average total core deposits primarily reflected $3.6 billion of noninterest bearing deposit growth, of which $0.1 billion related to the Fidelity Bank transaction.

Non-core funding sources displayed significant mix shift due to the decision to replace maturing Federal Home Loan Bank advances with brokered deposits, reflecting the following changes from the prior quarter:

•	$0.5 billion, or 32%, increase in average brokered deposits and negotiable CDs.

•	$0.5 billion, or 83%, decrease in Federal Home Loan Bank advances.

Provision for Credit Losses

The provision for credit losses increased $0.5 million, or 1%, from the prior quarter. Net charge-offs (NCO) were $105.1 million, up 25% from $84.2 million in the prior quarter. NCOs were an annualized 1.05% of average loans and leases in the current quarter, up from 0.82% in the 2012 second quarter. Of this quarter’s NCOs, $33.0 million, or an annualized 33 bp of average loans and leases, relate to Chapter 7 bankruptcy consumer loans. The period end allowance for credit losses (ACL) as a percentage of total loans and leases decreased to 2.09% from 2.28%, while the ACL as a percentage of period end total nonaccrual loans (NALs) decreased slightly to 189% from 192% (see Credit Quality discussion).

Noninterest Income

Table 5 – Noninterest Income

	2012			2011
	Third	Second	First	Fourth	Third	Change
(in millions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Noninterest Income
Service charges on deposit accounts	$67.8	$66.0	$60.3	$63.3	$65.2	3%	4%
Trust services	29.7	29.9	30.9	28.8	29.5	(1)	1
Electronic banking income	22.1	20.5	18.6	18.3	32.9	8	(33)
Mortgage banking income	44.6	38.3	46.4	24.1	12.8	16	249
Brokerage income	16.5	19.0	19.3	18.7	20.3	(13)	(19)
Insurance income	17.8	17.4	18.9	17.9	17.2	2	3
Bank ow ned life insurance income	14.4	14.0	13.9	14.3	15.6	3	(8)
Capital markets fees	11.8	13.5	10.0	9.8	11.3	(12)	5
Gain on sale of loans	6.6	4.1	26.8	2.9	19.1	60	(65)
Automobile operating lease income	2.1	2.9	3.8	4.7	5.9	(25)	(64)
Securities (losses) gains	4.2	0.4	(0.6)	(3.9)	(1.4)	1091	NR
Other income	23.4	27.9	37.1	30.5	30.1	(16)	(22)

Total noninterest income	$261.1	$253.8	$285.3	$229.4	$258.6	3%	1%

Noninterest income increased $7.2 million, or 3%, from the prior quarter primarily reflecting:

•

$6.3 million, or 16%, increase in mortgage banking income. This primarily reflected a $10.7 million increase in origination and secondary marketing income and a $4.5 million decline in the net trading gains (losses) related to mortgage servicing rights (MSR) hedging.

•

$3.8 million increase in securities gains. Agency debt and asset-backed securities were sold, and the proceeds were reinvested in the Held-to-Maturity (HTM) portfolio. At quarter end, $1.6 billion, or 17%, of the investment portfolio was in HTM.

•	$2.5 million, or 60%, increase in gain on sale of loans, which included a $1.9 million gain on the sale of automobile loans.

Partially offset by:

•	$4.4 million decrease in other income, as the prior quarter included a gain on the sale of affordable housing investments.

Noninterest income increased $2.5 million, or 1%, from the year ago quarter, primarily reflecting:

•

$31.8 million, or 249%, increase in mortgage banking income. This primarily reflected a $25.2 million increase in origination and secondary marketing income. Also impacting the year-over-year comparison was a $4.1 million net MSR related loss in the current quarter compared to a net MSR related loss of $9.2 million in the year-ago quarter.

•	$5.5 million increase in securities gains.

•	$2.6 million, or 4%, increase in service charges on deposits, primarily reflecting continued strong customer growth.

Mostly offset by:

•	$12.5 million, or 65%, decrease in gain on sale of loans, as the year ago quarter included a $15.5 million automobile loan securitization gain.

•	$10.8 million, or 33%, decline in electronic banking income related to implementing the lower debit card interchange fee structure mandated in the Durbin Amendment of the “Dodd-Frank Act”.

•	$6.7 million, or 22%, decrease in other income, primarily related to the reimbursement of third party costs in the year ago quarter.

•	$3.8 million, or 19%, decline in brokerage income primarily related to reduced sales of market-linked CDs given lower market interest rates.

•	$3.7 million, or 64%, decline in automobile operating lease income, reflecting the impact of a declining portfolio as a result of having exited that business in 2008.

Noninterest Expense

Table 6 – Noninterest Expense

	2012			2011
	Third	Second	First	Fourth	Third	Change %
(in millions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Noninterest Expense
Personnel costs	$247.7	$243.0	$243.5	$228.1	$226.8	2%	9%
Outside data processing and other services	49.9	48.1	42.1	53.4	49.6	4	1
Net occupancy	27.6	25.5	29.1	26.8	27.0	8	2
Equipment	26.0	24.9	25.5	25.9	22.3	4	17
Deposit and other insurance expense	15.5	15.7	20.7	18.5	17.5	(1)	(11)
Marketing	20.2	21.4	16.8	16.4	22.3	(6)	(9)
Professional services	18.0	15.5	11.2	16.8	20.3	17	(11)
Amortization of intangibles	11.4	11.9	11.5	13.2	13.4	(4)	(15)
Automobile operating lease expense	1.6	2.2	2.9	3.4	4.4	(26)	(63)
OREO and foreclosure expense	5.0	4.1	5.0	5.0	4.7	21	7
Loss (Gain) on early extinguishment of debt	1.8	(2.6)	—	(9.7)	—	(31)	NR
Other expense	33.6	34.5	54.4	32.5	31.0	(3)	8

Total noninterest expense	$458.3	$444.3	$462.7	$430.3	$439.1	3%	4%

(in thousands)
Number of employees (full-time equivalent)	11.7	11.4	11.4	11.2	11.2	3%	4%

Noninterest expense increased $14.0 million, or 3%, from the prior quarter. This primarily reflected:

•	$4.4 million, or 200%, increase in the costs associated with early extinguishment of debt including the trust preferred securities (TruPS) that were redeemed during the quarter.

•	$4.7 million, or 2%, increase in personnel costs, primarily reflecting higher healthcare costs.

Noninterest expense included $4.5 million of expense related to the development of infrastructure and systems to support the Federal Reserve CCAR process.

Noninterest expense increased $19.2 million, or 4%, from the year ago quarter, primarily reflecting:

•	$20.9 million, or 9%, increase in personnel costs reflecting an increase in the number of full-time equivalent employees as well as increased salaries and benefits.

•	$3.7 million, or 17%, increase in equipment expense reflecting the implementation of strategic initiatives including the company’s in-store branch expansion.

Partially offset by:

•	$2.8 million, or 63%, decline in automobile operating lease expense as the portfolio continued its planned runoff as we exited that business in 2008.

Income Taxes

The provision for income taxes in the 2012 third quarter was $28.3 million. This compared with a provision for income taxes of $49.3 million in the 2012 second quarter. The effective tax rates for the 2012 third and second quarter were 14.4% and 24.4%, respectively. At September 30, 2012, we had a net deferred tax asset of $201.5 million. Based on both positive and negative evidence and our level of forecasted future taxable income, there was no impairment to the deferred tax asset at September 30, 2012. As of September 30, 2012 and June 30, 2012, there was no disallowed deferred tax asset for regulatory capital purposes.

Credit Quality Performance Discussion

Credit quality performance in the 2012 third quarter reflected continued improvement. NALs declined 6% to $445.0 million, or 1.11% of total loans, compared to $474.2 million, or 1.19% of total loans, in the prior quarter. NALs increased due to $63 million of Chapter 7 bankruptcy consumer loans. Net charge-offs (NCOs) increased compared to the prior quarter solely as a result of the $33.0 million impact to charge-offs related to Chapter 7 bankruptcy consumer loans. NPAs declined $13.5 million, or 3%, compared to the prior quarter as the improvement in NALs was partially offset by an increase in commercial OREO.

Net Charge-Offs (NCOs)

Table 7 – Net Charge-Offs

	2012			2011
	Third	Second	First	Fourth	Third
(in millions)	Quarter	Quarter	Quarter	Quarter	Quarter
Net Charge-offs
Commercial and industrial	$13.0	$15.7	$28.5	$10.9	$17.9
Commercial real estate	17.4	29.2	10.5	28.4	24.4

Total commercial	30.4	44.9	39.0	39.3	42.3

Automobile	4.0	0.4	3.1	4.2	3.9
Home equity	46.6	21.0	23.7	23.4	26.2
Residential mortgage	16.9	10.8	10.6	9.7	11.6
Other consumer	7.2	7.1	6.6	7.2	6.6

Total consumer	74.7	39.4	44.0	44.6	48.2

Total net charge-offs	$105.1	$84.2	$83.0	$83.9	$90.6

Net Charge-offs—annualized percentages
Commercial and industrial	0.32%	0.39%	0.77%	0.31%	0.52%
Commercial real estate	1.21	1.92	0.72	1.91	1.60

Total commercial	0.55	0.81	0.75	0.78	0.86

Automobile	0.40	0.04	0.27	0.30	0.25
Home equity	2.23	1.01	1.15	1.15	1.31
Residential mortgage	1.30	0.82	0.82	0.77	0.97
Other consumer	6.49	6.15	5.45	5.66	5.05

Total consumer	1.65	0.83	0.95	0.92	0.99

Total net charge-offs	1.05%	0.82%	0.85%	0.85%	0.92%

Total NCOs for the 2012 third quarter were $105.1 million, or an annualized 1.05% of average total loans and leases. This was up $20.9 million, or 25%, from $84.2 million, or an annualized 0.82%, in the prior quarter. Of the current quarter’s NCOs, $33.0 million were related to Chapter 7 bankruptcy consumer loans.

Total C&I NCOs for the 2012 third quarter were $13.0 million, or an annualized 0.32%, down 17% from $15.7 million, or an annualized 0.39% of related loans, in the prior quarter.

Current quarter CRE net charge-offs were $17.4 million, or an annualized 1.21% of average CRE loans. This was down $11.8 million, or 40%, from $29.2 million, or an annualized 1.92%, in the prior quarter.

Automobile loan and lease net charge-offs were $4.0 million, or an annualized 0.40% of related average balances, up from $0.4 million, or an annualized 0.04%, in the prior quarter. Of the current quarter’s NCOs, $2.0 million were related to Chapter 7 bankruptcy consumer loans.

Residential mortgage net charge-offs in the third quarter were $16.9 million, up from $10.8 million in the prior quarter. On an annualized basis, residential mortgage net charge-offs represented 1.30% of related loans, up from 0.82% of related loans in the prior quarter. Of the current quarter’s NCOs, $8.0 million were related to Chapter 7 bankruptcy consumer loans.

Home equity net charge-offs were $46.6 million, or an annualized 2.23% of related average balances, up 121% from $21.0 million, or an annualized 1.01%, in the prior quarter. Of the current quarter’s NCOs, $23.1 million were related to Chapter 7 bankruptcy consumer loans.

Nonaccrual Loans (NALs) and Nonperforming Assets (NPAs)

Table 8 – Nonaccrual Loans and Nonperforming Assets

	2012			2011
(in millions)	Sep. 30	Jun. 30	Mar. 31	Dec. 31	Sep. 30
Nonaccrual loans and leases (NALs):					—
Commercial and industrial	$109.5	$133.7	$142.5	$201.8	$209.6
Commercial real estate	149.0	219.4	205.1	229.9	257.1
Automobile	11.8	—	—	—	—
Residential mortgage	123.1	75.0	74.1	68.7	61.1
Home equity	51.7	46.0	45.8	40.7	37.2

Total nonaccrual loans and leases (NALs) (1)	445.0	474.2	467.6	541.1	565.0
Other real estate, net:			—	—	—
Residential (2)	23.6	21.5	31.9	20.3	18.6
Commercial	30.6	17.1	16.9	18.1	19.4

Total other real estate, net	54.2	38.6	48.7	38.4	38.0
Other NPAs (3)	10.5	10.5	10.8	10.8	11.0

Total nonperforming assets (NPAs) (2)	$509.7	$523.3	$527.1	$590.3	$614.0

NAL ratio (4)	1.11%	1.19%	1.15%	1.39%	1.45%
NPA ratio (5)	1.26	1.31	1.29	1.51	1.57

(1)	All loans acquired as part of the FDIC-assisted Fidelity Bank acquisition accrue interest as performing loans or as purchased impaired loans in accordance with ASC 310-30; therefore, none of the acquired loans were reported nonaccrual on March 31, 2012, June 30, 2012, and September 30, 2012.
(2)	Residential real estate owned acquired in the FDIC-assisted Fidelity Bank acquisition is reflected in the above table effective March 31, 2012.
(3)	Other nonperforming assets represent an investment security backed by a municipal bond.
(4)	Total NALs as a % of total loans and leases.
(5)	Total NPAs as a % of sum of loans and leases, impaired loans held for sale, and net other real estate

Total nonaccrual loans and leases (NALs) were $445.0 million at September 30, 2012 and represented 1.11% of total loans and leases. This was down $29.1 million, or 6%, from $474.2 million, or 1.19% of total loans and leases, at the end of the prior quarter. Total NALs included $63.0 million of Chapter 7 bankruptcy consumer loans.

C&I NALs decreased $24.2 million, or 18%, from the end of the prior quarter, with almost half of the decline associated with loans returned to accrual status, reflecting a continuation of successful workout strategies.

CRE NALs decreased $70.4 million, or 32%, from the end of the prior quarter, reflecting continued improvement in the underlying asset quality of the portfolio.

Automobile NALs increased from zero at the end of the prior quarter to $11.8 million, solely reflecting the Chapter 7 bankruptcy consumer loans.

Residential mortgage NALs increased $48.1 million, or 64%, from the end of the prior quarter, reflecting $46.3 million of Chapter 7 bankruptcy consumer loans.

Home equity NALs increased $5.6 million, or 12%, from the end of the prior quarter, reflecting $4.9 million of Chapter 7 bankruptcy consumer loans.

Total other real estate owned increased $15.6 million, or 40%, primarily reflecting the inclusion of one commercial property.

Nonperforming assets (NPAs), which include NALs, were $509.7 million at September 30, 2012 and represented 1.26% of related assets. This was a $13.5 million, or 3%, decrease from $523.3 million, or 1.31% of related assets, at the end of the prior quarter. NPAs included $63.0 million of Chapter 7 bankruptcy consumer loans.

Table 9 – Accruing Loans 90 Days Past Due and Troubled Debt Restructured Loans

	2012			2011
(in millions)	Sep. 30	Jun. 30	Mar. 31	Dec. 31	Sep. 30
Accruing loans and leases past due 90 days or more:
Total excluding loans guaranteed by the U.S. Government	$108.2	$95.6	$60.6	$73.6	$61.0
Loans guaranteed by the U.S. Government	87.5	85.7	94.6	96.7	84.4

Total accruing loans and leases past due 90 days or more, including loans guaranteed by the U.S.	$195.7	$181.2	$155.1	$170.4	$145.4

Ratios (1)
Excluding loans guaranteed by the U.S. government	0.27%	0.24%	0.15%	0.19%	0.16
Guaranteed by U.S. government	0.22	0.21	0.23	0.25	0.21
Including loans guaranteed by the U.S. government	0.49	0.45	0.38	0.44	0.37

Accruing troubled debt restructured loans:
Commercial and industrial	$55.8	$57.0	$53.8	$54.0	$77.5
Commercial real estate	222.2	202.2	231.9	250.0	244.1
Automobile	33.7	34.5	35.5	36.6	37.4
Home equity	92.8	67.0	59.3	52.2	47.7
Residential mortgage	280.9	299.0	294.8	309.7	304.4
Other Consumer	2.6	3.0	4.2	6.1	4.5

Total accruing troubled debt restructured loans	$688.0	$662.7	$679.6	$708.6	$715.6

Nonaccruing troubled debt restructured loans:
Commercial and industrial	28.9	35.5	26.9	48.6	27.4
Commercial real estate	20.3	55.0	39.6	22.0	46.9
Automobile	11.8	—	—	—	—
Home equity	7.8	0.4	0.3	0.4	0.2
Residential mortgages	83.2	28.3	29.5	26.1	20.9
Other Consumer	0.1	0.1	0.1	0.1	0.1

Total nonaccruing troubled debt restructured loans	152.0	119.4	96.5	97.1	95.4

Total troubled debt restructured loans	$840.0	$782.0	$776.1	$805.7	$811.0

(1)	Percent of related loans and leases

Total accruing loans and leases over 90 days past due, excluding loans guaranteed by the U.S. Government, were $108.2 million at September 30, 2012, up $12.7 million, or 13%, from the end of the prior quarter, and up $47.2 million, or 77%, from the end of the year-ago period. On this same basis, the over 90-day delinquency ratio was 0.27% at September 30, 2012, up 3 basis points from the end of the prior quarter and up 11 basis points from the end of the year-ago quarter.

Total troubled debt restructured loans were $840.0 million at September 30, 2012, up $57.9 million, or 7%, from June 30, 2012 and included $71.0 million of Chapter 7 bankruptcy consumer loans. Huntington continues to be proactive in the identification and treatment of troubled debts in both the commercial and retail portfolios.

Allowance for Credit Losses

We maintain two reserves, both of which are available to absorb inherent credit losses: the allowance for loan and lease losses (ALLL) and the allowance for unfunded loan commitments and letters of credit (AULC). When summed together, these reserves constitute the total ACL.

Table 10 – Allowance for Credit Losses

	2012			2011
(in millions)	Sep. 30	Jun. 30	Mar. 31,	Dec. 31	Sep. 30
Allow ance for loan and lease losses (ALLL)	$789.1	$859.6	$913.1	$964.8	$1,019.7
Allow ance for unfunded loan commitments and letters of credit	53.6	51.0	50.9	48.5	38.8

Allowance for credit losses (ACL)	$842.7	$910.6	$964.0	$1,013.3	$1,058.5

ALLL as a % of:
Total loans and leases	1.96%	2.15%	2.24%	2.48%	2.61%
Nonaccrual loans and leases (NALs)	177	181	195	178	180
Nonperforming assets (NPAs)	155	164	173	163	166

ACL as a % of:
Total loans and leases	2.09%	2.28%	2.37%	2.60%	2.71%
Nonaccrual loans and leases (NALs)	189	192	206	187	187
Nonperforming assets (NPAs)	165	174	183	172	172

At September 30, 2012, the ALLL was $789.1 million, down $70.5 million, or 8%, from $859.6 million at the end of the prior quarter. Expressed as a percent of period-end loans and leases, the ALLL ratio at September 30, 2012, was 1.96%, down from 2.15% at June 30, 2012. The ALLL as a percent of NALs decreased to 177% at September 30, 2012, from 181% at June 30, 2012.

At September 30, 2012, the AULC was $53.6 million, up $2.6 million, or 5%, from the end of the prior quarter.

On a combined basis, the ACL as a percent of total loans and leases at September 30, 2012, was 2.09%, down from 2.28% at the end of the prior quarter. The ACL at the end of the 2012 third quarter as a percent of NALs decreased to 189% from 192% at the end of the prior quarter.

Capital

Table 11 – Capital Ratios

	2012			2011
(in millions)	Sep. 30	Jun. 30	Mar. 31	Dec. 31,	Sep. 30
Tangible common equity / tangible assets ratio	8.74%	8.41%	8.33%	8.30%	8.22%

Tier 1 common risk-based capital ratio	10.28%	10.08%	10.15%	10.00%	10.17%

Regulatory Tier 1 risk-based capital ratio	11.88%	11.93%	12.22%	12.11%	12.37%
Excess over 6.0% (1)	$2,831	$2,840	$2,906	$2,804	$2,827

Regulatory Total risk-based capital ratio	14.36%	14.42%	14.76%	14.77%	15.11%
Excess over 10.0% (1)	$2,100	$2,117	$2,224	$2,189	$2,268

Total risk-w eighted assets	$48,154	$47,890	$46,716	$45,891	$44,376

(1)	“Well-capitalized” regulatory threshold

The tangible common equity to tangible asset ratio at September 30, 2012 was 8.74%, up 33 basis points from the prior quarter. Our Tier 1 common risk-based capital ratio at quarter end was 10.28%, up from 10.08% at the end of the prior quarter. The regulatory Tier 1 risk-based capital ratio at September 30, 2012 was 11.88%, down from 11.93%, at June 30, 2012. This decline primarily reflected the redemption of $114.3 million in trust preferred securities and the repurchasing of 3.7 million shares.

Forward-looking Statement

This document contains certain forward-looking statements, including certain plans, expectations, goals, projections, and statements, which are subject to numerous assumptions, risks, and uncertainties. Forward-looking statements may be identified by words such as expect, anticipate, believe, intend, estimate, plan, target, goal, or similar expressions, or future or conditional verbs such as will, may, might, should, would, could, or similar variations.

While there is no assurance that any list of risks and uncertainties or risk factors is complete, below are certain factors which could cause actual results to differ materially from those contained or implied in the forward-looking statements: (1) worsening of credit quality performance due to a number of factors such as the underlying value of collateral that could prove less valuable than otherwise assumed and assumed cash flows may be worse than expected; (2) changes in economic conditions, including impacts from the implementation of the Budget Control Act of 2011 as well as the continuing economic uncertainty in the US, the European Union, and other areas; (3) movements in interest rates; (4) competitive pressures on product pricing and services; (5) success, impact, and timing of our business strategies, including market acceptance of any new products or services introduced to implement our “Fair Play” banking philosophy; (6) changes in accounting policies and principles and the accuracy of our assumptions and estimates used to prepare our financial statements; (7) extended disruption of vital infrastructure; (8) the final outcome of significant litigation; (9) the nature, extent, timing and results of governmental actions, examinations, reviews, reforms, and regulations including those related to the Dodd-Frank Wall Street Reform and Consumer Protection Act; and (10) the outcome of judicial and regulatory decisions regarding practices in the residential mortgage industry, including among other things the processes followed for foreclosing residential mortgages. Additional factors that could cause results to differ materially from those described above can be found in Huntington’s 2011 Annual Report on Form 10-K, and documents subsequently filed by Huntington with the Securities and Exchange Commission. All forward-looking statements included in this document are based on information available at the time of the release. Huntington assumes no obligation to update any forward-looking statement.

Basis of Presentation

Use of Non-GAAP Financial Measures

This document may contain GAAP financial measures and non-GAAP financial measures where management believes it to be helpful in understanding Huntington’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this third quarter earnings conference call slides, or the Form 8-K related to this document, all of which can be found on Huntington’s website at www.huntington-ir.com.

Significant Items

From time to time, revenue, expenses, or taxes are impacted by items judged by Management to be outside of ordinary banking activities and/or by items that, while they may be associated with ordinary banking activities, are so unusually large that their outsized impact is believed by Management at that time to be infrequent or short term in nature. We refer to such items as “Significant Items”. Most often, these Significant Items result from factors originating outside the company – e.g., regulatory actions/assessments, windfall gains, changes in accounting principles, one-time tax assessments/refunds, litigation actions, etc. In other cases they may result from Management decisions associated with significant corporate actions out of the ordinary course of business – e.g., merger/restructuring charges, recapitalization actions, goodwill impairment, etc.

Even though certain revenue and expense items are naturally subject to more volatility than others due to changes in market and economic environment conditions, as a general rule volatility alone does not define a Significant Item. For example, changes in the provision for credit losses, gains/losses from investment activities, asset valuation write-downs, etc., reflect ordinary banking activities and are, therefore, typically excluded from consideration as a Significant Item.

Management believes the disclosure of “Significant Items”, when appropriate, aids analysts/investors in better understanding corporate performance and trends so that they can ascertain which of such items, if any, they may wish to include/exclude from their analysis of the company’s performance—i.e., within the context of determining how that performance differed from their expectations, as well as how, if at all, to adjust their estimates of future performance accordingly. To this end, Management has adopted a practice of listing “Significant Items” in its external disclosure documents (e.g., earnings press releases, quarterly performance discussions, investor presentations, Forms 10-Q and 10-K).

“Significant Items” for any particular period are not intended to be a complete list of items that may materially impact current or future period performance. A number of items could materially impact these periods, including those described in Huntington’s 2011 Annual Report on Form 10-K and other factors described from time to time in Huntington’s other filings with the Securities and Exchange Commission.

Annualized data

Certain returns, yields, performance ratios, or quarterly growth rates are presented on an “annualized” basis. This is done for analytical and decision-making purposes to better discern underlying performance trends when compared to full year or year-over-year amounts. For example, loan and deposit growth rates, as well as net charge-off percentages, are most often expressed in terms of an annual rate like 8%. As such, a 2% growth rate for a quarter would represent an annualized 8% growth rate.

Fully-taxable equivalent interest income and net interest margin

Income from tax-exempt earning assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. This adjustment puts all earning assets, most notably tax-exempt municipal securities and certain lease assets, on a common basis that facilitates comparison of results to results of competitors.

Earnings per share equivalent data

Significant income or expense items may be expressed on a per common share basis. This is done for analytical and decision-making purposes to better discern underlying trends in total corporate earnings per share performance excluding the impact of such items. Investors may also find this information helpful in their evaluation of the company’s financial performance against published earnings per share mean estimate amounts, which typically exclude the impact of Significant Items. Earnings per share equivalents are usually calculated by applying a 35% effective tax rate to a pre-tax amount to derive an after-tax amount, which is divided by the average shares outstanding during the respective reporting period. Occasionally, when the item involves special tax treatment, the after-tax amount is disclosed separately, with this then being the amount used to calculate the earnings per share equivalent.

Rounding

Please note that columns of data in this document may not add due to rounding.

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